Exhibit 10.1
FIRST AMENDMENT TO LEASE
THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 27th day of June, 2016 (the “Amendment Execution Date”), by and between BMR-500 FAIRVIEW AVENUE LLC, a Delaware limited liability company (“Landlord”), and NANOSTRING TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).
RECITALS
A.WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of December 22, 2014 (as the same may have been amended, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Original Premises”) from Landlord at 500 Fairview Avenue North, Seattle, Washington (the “Building”);

B.WHEREAS, Landlord desires to lease additional premises to Tenant; and

C.WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.
AGREEMENT
NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:
1.Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.

2.Seventh Floor Premises. Effective as of January 1, 2017 (the “7th Floor Term Commencement Date”), Landlord hereby leases to Tenant and Tenant hereby leases from Landlord approximately nineteen thousand one (19,001) square feet of Rentable Area located on the seventh floor of the Building (as shown on Exhibit A attached hereto, the “7th Floor Premises”), including any exclusive shafts, cable runs, mechanical spaces and rooftop areas. From and after the 7th Floor Term Commencement Date, the term “Premises” as used in the Existing Lease shall mean the Original Premises plus the 7th Floor Premises.

3.Permitted Use. Notwithstanding Section 2.7 of the Existing Lease, Tenant shall be permitted to use the 7th Floor Premises for office and laboratory use and light manufacturing in compliance with all Applicable Laws and for no other use (the “7th Floor Permitted Use”).

4.Term. The term with respect to the 7th Floor Premises (the “7th Floor Premises Term”) shall commence on the 7th Floor Term Commencement Date and shall expire on the Term Expiration Date, subject to extension or earlier termination of the Lease as provided therein.

5.Base Rent. In addition to the Base Rent for the Original Premises and the Storage Space, commencing on the 7th Floor Term Commencement Date, Tenant shall pay to Landlord the sums set forth below as Base Rent for the 7th Floor Premises, subject to adjustment under the Lease. In accordance with Article 8 of the Existing Lease, the Base Rent for the 7th Floor Premises shall be subject to an annual upward adjustment of three percent (3%) of the then-current Base Rent. The first such adjustment shall become effective commencing on the first (1st) anniversary of the 7th Floor Term Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary during the 7th Floor Premises Term. Notwithstanding anything to the contrary herein, Base Rent for the 7th Floor Premises shall be abated during the first four (4) months of the 7th Floor Premises Term (the “7th Floor Base Rent Abatement Period”). For purposes of clarity, Tenant shall be responsible for all Additional Rent, including but not limited to the Property Management Fee, due pursuant to the terms of the Lease during the 7th Floor Base Rent Abatement Period.

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
Months 1-4	19,001	Abated in accordance with this Section 5.	$0.00	$1,026,054.00
Months 5-12	19,001	$54.00 annually	$85,504.50

6.Tenant’s Pro Rata Shares. Effective as of the 7th Floor Term Commencement Date, the chart set forth in Section 2.2 of the Existing Lease shall be deleted in its entirety and replaced with the following:

Definition or Provision	Means the Following (As of the 7th Floor Premises Term Commencement Date)
Approximate Rentable Area of Premises	38,928 square feet
Approximate Rentable Area of Building	122,702 square feet
Approximate Rentable Area of Project	223,820 square feet
Tenant’s Pro Rata Share of Building	31.73%
Tenant’s Pro Rata Share of Project	17.39%

7.Security Deposit. As of the Amendment Execution Date, the amount of the Security Deposit required under the Lease shall be increased by an amount equal to Eighty-Five Thousand Five Hundred Four and 50/100 Dollars ($85,504.50). Within ten (10) days after the Amendment Execution Date, Tenant shall deposit an additional Eighty-Five Thousand Five Hundred Four and 50/100 Dollars ($85,504.50) (the “7th Floor Security Deposit”) with Landlord, which shall become part of the Security Deposit. The 7th Floor Security Deposit may be in the form of cash, a letter of credit that satisfies the requirements for L/C Security or any other security instrument approved by Landlord in its sole discretion.

8. 7th Floor TI Allowance; Construction of 7th Floor Tenant Improvements.

(a)    7th Floor TI Allowance. Following the Amendment Execution Date, Landlord shall make available to Tenant a tenant improvement allowance (the “7th Floor TI Allowance”) in the amount of Two Million Four Hundred Seventy Two Thousand Nine Hundred Eighty and 15/100 Dollars ($2,472,980.15) (based upon One Hundred Thirty and 15/100 Dollars ($130.15) per square foot of Rentable Area of the 7th Floor Premises) in order to fund tenant improvements (the “7th Floor Tenant Improvements”) to the 7th Floor Premises consistent with the 7th Floor Permitted Use. Tenant shall cause the 7th Floor Tenant Improvements to be constructed in the 7th Floor Premises pursuant to the work letter attached hereto as Exhibit B (the “7th Floor Work Letter”) at a cost to Landlord not to exceed the 7th Floor TI Allowance (as the same may be adjusted pursuant to the 7th Floor TI Allowance Reallocation Right [defined below]), subject to Landlord’s obligations under Section 2.3(a) of the 7th Floor Work Letter regarding costs incurred with respect to any Change (as defined in the 7th Floor Work Letter) requested by Landlord. The 7th Floor TI Allowance may be applied to the costs of (m) construction, (n) project review by Landlord (which fee, as set forth in Section 17.10 of the Existing Lease, shall equal two percent (2%) of the cost of the 7th Floor Tenant Improvements, including the 7th Floor TI Allowance, but shall not exceed Forty Thousand and No/100 Dollars ($40,000.00)), (o) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Tenant, and review of such party’s commissioning report by a licensed, qualified commissioning agent hired by Landlord, (p) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (q) building permits and other taxes, fees, charges and levies by Governmental Authorities for permits or for inspections of the 7th Floor Tenant Improvements, and (r) costs and expenses for labor, material, equipment and fixtures, provided that no more than five percent (5%) of the 7th Floor TI Allowance may be applied towards the cost of the purchase and installation of cabling and telecom improvements within the 7th Floor Premises. In no event shall the 7th Floor TI Allowance be used for (v) the cost of work that is not authorized by the Approved Plans (as defined in the 7th Floor Work Letter) or otherwise approved in writing by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), (w) payments to Tenant or any affiliates of Tenant, (x) except as otherwise provided in this Section, the purchase of any furniture, personal property or other non-building system equipment, (y) costs resulting from any default by Tenant of its obligations under the Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors). Notwithstanding anything to the contrary in this Amendment, Landlord shall not charge Tenant any plan or construction review, oversight, supervision, management or other similar fee in relation to the 7th Floor Tenant Improvements other than the amount set forth in clause (n) above. In addition to the 7th Floor TI Allowance, Landlord shall contribute up to Two Thousand Eight Hundred Fifty and 15/100 Dollars ($2,850.15) (based upon 15/100 Dollars ($0.15) per square foot of Rentable Area of the 7th Floor Premises) to pay the cost of developing a test fit plan for the 7th Floor Premises (the “7th Floor Test Fit Allowance”), which shall be disbursed by Landlord directly to Tenant’s architect in accordance with the 7th Floor Work Letter.
(b)    7th Floor TI Deadline. Tenant shall have until the date that is one (1) year after the 7th Floor Term Commencement Date (the “7th Floor TI Deadline”), to expend the unused portion of the 7th Floor TI Allowance and the 7th Floor Test Fit Allowance, after which date Landlord’s obligation to fund such costs shall expire.
(c)    Application of Tenant Allowances. If the cost of the 7th Floor Tenant Improvements to be performed by Tenant exceeds the amount of the 7th Floor TI Allowance, then Tenant shall have the right (the “7th Floor TI Allowance Reallocation Right”) to reallocate all or a portion of any unused TI Allowance for the Original Premises (the “Original Premises TI Allowance”) under the Lease (any such reallocated amount, the “7th Floor Reallocated TI Allowance Amount”) to pay such excess cost of constructing the 7th Floor Tenant Improvements (subject to the limitations set forth in the Lease), on the terms and conditions set forth in the 7th Floor TI Allowance Reallocation Agreement attached as Exhibit C hereto (the “7th Floor TI Allowance Reallocation Agreement”). In no event shall any unused 7th Floor TI Allowance or 7th Floor Test Fit Allowance entitle Tenant to a credit against Rent payable under the Lease. Upon Tenant’s exercise of the 7th Floor TI Allowance Reallocation Right, the Original Premises TI Allowance shall be permanently reduced by the 7th Floor Reallocated TI Allowance Amount, and Landlord shall have no further obligation to fund the 7th Floor Reallocated TI Allowance Amount for the Tenant Improvements for the Original Premises.
(d)    Excess Costs. Tenant shall be solely responsible for any costs related to the 7th Floor Tenant Improvements in excess of the 7th Floor TI Allowance (as the same may be adjusted pursuant to the 7th Floor TI Allowance Reallocation Right and subject to Landlord’s obligations under Section 2.3(a) of the 7th Floor Work Letter regarding costs incurred with respect to any Change (as defined in the 7th Floor Work Letter) requested by Landlord) (the “7th Floor Excess Costs”). If the amount of the Approved Budget (as defined in the 7th Floor Work Letter) is greater than the 7th Floor TI Allowance (as the same may be adjusted pursuant to the 7th Floor TI Allowance Reallocation Right), but less than or equal to one hundred ten percent (110%) of the 7th Floor TI Allowance (as the same may be adjusted pursuant to the 7th Floor TI Allowance Reallocation Right), then Landlord shall first pay the entire 7th Floor TI Allowance, and after the 7th Floor TI Allowance (as the same may be adjusted pursuant to the 7th Floor TI Allowance Reallocation Right) has been expended, Tenant shall pay the 7th Floor Excess Costs. If the amount of the Approved Budget exceeds one hundred ten percent (110%) of the 7th Floor TI Allowance (as the same may be adjusted pursuant to the 7th Floor TI Allowance Reallocation Right), then Tenant shall deposit an amount equal to the 7th Floor Excess Costs with Landlord no less than ten (10) Business Days before commencing work on the 7th Floor Tenant Improvements. In such case, Tenant’s funds shall be disbursed by Landlord on a pari pasu basis with the 7th Floor TI Allowance (as the same may be adjusted pursuant to the 7th Floor TI Allowance Reallocation Right) as set forth in the 7th Floor Work Letter. Following disbursement of the 7th Floor TI Allowance (as the same may be adjusted pursuant to the 7th Floor TI Allowance Reallocation Right) and any Tenant funds deposited with Landlord, Tenant shall pay for all remaining costs (excluding costs that are Landlord’s obligation under Section 2.3(a) of the 7th Floor Work Letter) for the 7th Floor Tenant Improvements within ten (10) Business Days after written notice from Landlord of the amount due from Tenant. At the option of Landlord, amounts payable by Tenant pursuant to this paragraph shall be paid directly to Tenant’s contractor or such other party as Landlord may reasonably designate in writing.
(e)    Early Access. Tenant will be granted access to the 7th Floor Premises for the purpose of constructing the 7th Floor Tenant Improvements and the placement of personal property in the 7th Floor Premises, provided that prior to entering upon the 7th Floor Premises, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 23 of the Existing Lease are in effect. Any such entry shall be subject to all the terms and conditions of this Lease, provided that Tenant’s obligation to pay Rent or utilities for the 7th Floor Premises shall not commence until the 7th Floor Term Commencement Date.
(f)    Selection of Laborers. With respect to the 7th Floor Tenant Improvements, Landlord and Tenant shall mutually agree upon the selection of the architect, engineer, general contractor and major subcontractors, and Landlord and Tenant shall each participate in the review of the competitive bid process. Landlord shall not unreasonably withhold its consent, but may refuse to approve any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony or may not have sufficient experience, in Landlord’s reasonable opinion, to perform work in an occupied Class “A” laboratory research building. Landlord hereby consents to Tenant engaging Turner Construction Company as the general contractor and SABA Architects as the architect for the 7th Floor Tenant Improvements, to the extent Tenant elects to engage such parties in such capacities.
9.Condition of 7th Floor Premises. Tenant acknowledges that (a) it is fully familiar with the condition of the 7th Floor Premises and agrees to take the same in its condition “as is” as of the Amendment Execution Date, subject only to Landlord’s obligations under the Lease (including but not limited to Landlord’s obligations under this Section 9), and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the 7th Floor Premises for Tenant’s occupancy for the 7th Floor Premises Term or to pay for any improvements to the 7th Floor Premises, except with respect to the 7th Floor TI Allowance, the 7th Floor Test Fit Allowance and as otherwise expressly stated in the Lease. Notwithstanding anything to the contrary, at Landlord’s sole cost and expense, Landlord shall deliver the 7th Floor Premises to Tenant with the work to be performed by Landlord as described in the attached Exhibit D completed (the cost of which work shall not be deducted from the 7th Floor TI Allowance or passed through as an Operating Expense, whether completed before or after Tenant takes possession of the 7th Floor Premises) (such obligation, “Landlord’s Delivery Obligation”). Tenant’s taking possession of the 7th Floor Premises shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the 7th Floor Premises, the Building and the Project were at such time in good, sanitary and satisfactory condition and repair and that Landlord’s Delivery Obligation was satisfied; provided that, if Landlord fails to satisfy Landlord’s Delivery Obligation (a “Delivery Shortfall”), then Tenant may, as its sole and exclusive remedy, deliver notice of such failure to Landlord detailing the nature of such failure (a “Shortfall Notice”); provided, further, that any Shortfall Notice must be received by Landlord no later than the date (the “Shortfall Notice Deadline”) that is thirty (30) days after the Amendment Execution Date.  In the event that Landlord receives a Shortfall Notice on or before the Shortfall Notice Deadline, Landlord shall, at Landlord’s expense, promptly remedy the Delivery Shortfall. Landlord shall not have any obligations or liabilities in connection with a failure to satisfy Landlord’s Delivery Obligation except to the extent such failure is identified by Tenant in a Shortfall Notice delivered to Landlord on or before the Shortfall Notice Deadline. Notwithstanding anything to the contrary, Landlord shall deliver the 7th Floor Premises to Tenant free and clear of any Hazardous Materials in violation of Applicable Laws to the extent in effect and as interpreted and applied as of the Amendment Execution Date.

10. 6th Floor Right of First Offer. Tenant acknowledges that Landlord is in active negotiations to lease the premises comprising approximately 19,370 square feet of Rentable Area on the sixth (6th) floor of the Building (the “Active Negotiation Premises”) to another prospective tenant. Upon the full execution and delivery of a lease for all of the Active Negotiation Premises with another prospective tenant, which is the first lease for all of the Active Negotiation Premises to be executed and delivered after the Amendment Effective Date (the “Active Negotiations Premises Lease”), then subject and subordinate to any rights of (a) the tenant under such Active Negotiations Premises Lease, and (b) any other parties’ pre-existing rights (based on written contracts executed prior to the Amendment Execution Date), for so long as Tenant continues to lease and occupy one hundred percent (100%) of both the Premises and the Adjacent Building Premises, Tenant shall have a continuing right of first offer (“ROFO”) as to any rentable premises on the sixth (6th) floor of the Building for which Landlord is seeking a tenant (“Available ROFO Premises”); provided, however, that in no event shall Landlord be required to lease any Available ROFO Premises to Tenant for any period past the date on which the Lease expires or is terminated pursuant to its terms. Notwithstanding the foregoing, to the extent that Landlord renews or extends a then-existing lease with any then-existing tenant of any space or enters into a new lease with such then-existing tenant (including but not limited to the tenant under the Active Negotiations Premises Lease), the affected space shall not be deemed to be Available ROFO Premises. In the event Landlord intends to market Available ROFO Premises, Landlord shall provide written notice thereof to Tenant, which notice shall include the terms and conditions on which Landlord intends to offer the Available ROFO Premises (the “Notice of Marketing”).
(a)    Within ten (10) Business Days following its receipt of a Notice of Marketing, Tenant shall advise Landlord in writing whether Tenant elects to lease all (not just a portion) of the Available ROFO Premises on the terms and conditions set forth in the Notice of Marketing. If Tenant fails to notify Landlord of Tenant’s election within such ten (10) Business Day period, then Tenant shall be deemed to have elected not to lease the Available ROFO Premises.
(b)    If Tenant timely notifies Landlord that Tenant elects to lease all of the Available ROFO Premises on the terms and conditions set forth in the Notice of Marketing, then Landlord shall lease the Available ROFO Premises to Tenant upon the terms and conditions set forth in the Notice of Marketing.
(c)    If (i) Tenant notifies Landlord that Tenant elects not to lease the Available ROFO Premises, or (ii) Tenant fails to notify Landlord of Tenant’s election within the ten (10) Business Day period described above, then Landlord shall have the right to consummate a lease of the Available ROFO Premises at base rent and concessions (including without limitation tenant allowances and brokerage commissions) not less than ninety-five percent (95%) of that stated in the Notice of Marketing, if applicable. If Landlord fails to so consummate a lease of the Available ROFO Premises within six (6) months after the date of the Notice of Marketing, then Landlord must again offer the Available ROFO Premises to Tenant pursuant to the terms of this Article prior to leasing the Available ROFO Premises to a third party.
(d)    Notwithstanding anything in this Section to the contrary, Tenant may not exercise the ROFO during such period of time that Tenant is in default under any provision of the Lease beyond applicable notice and cure periods. Any attempted exercise of the ROFO during a period of time in which Tenant is so in default beyond applicable notice and cure periods shall be void and of no effect. In addition, Tenant shall not be entitled to exercise the ROFO if Tenant has defaulted (beyond applicable notice and cure periods) in the performance of either a material monetary obligation or material non-monetary obligation under the Lease two (2) or more times during the Term or Option Term (as applicable).
(e)    Notwithstanding anything in this Amendment or the Lease to the contrary, Tenant shall not assign or transfer the ROFO to a party other than a Tenant’s Affiliate, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.
(f)    If Tenant exercises the ROFO, Landlord does not guarantee that the Available ROFO Premises will be available on the anticipated commencement date for the Lease as to such Premises due to a holdover by the then-existing occupants of the Available ROFO Premises or for any other reason beyond Landlord’s reasonable control.
(g)    This ROFO shall remain in effect until the Available ROFO Premises has been leased by Tenant or a third party, or until the Lease has expired, at which time this ROFO shall terminate and be of no force and effect. If the Available ROFO Premises (or any portion thereof) is leased to a third party, and such third party lease subsequently expires or is otherwise terminated, Tenant’s ROFO shall be reinstituted.
11.State Tax Incentives. Upon Tenant’s written request, Landlord agrees to reasonably cooperate with Tenant, at no cost or liability to Landlord, with respect to Tenant’s application to the Revenue Department for certain tax benefits pursuant to the Sales Tax Deferral and the application of such benefits to the construction of the 7th Floor Tenant Improvements, all in accordance with Article 45 of the Existing Lease.

12.Broker. Each party represents and warrants to the other party that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Flinn Ferguson (“Broker”). Each party agrees to reimburse, indemnify, save, defend (at the other party’s option and with counsel reasonably acceptable to the other party) and hold harmless the other party for, from and against any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by the party or claiming to have been employed or engaged as a result the party’s own acts. Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.

13.No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder. Landlord represents, warrants and covenants that, to the best of Landlord’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

14.Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

15.Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

16.Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

17.Authority. Each party guarantees, warrants and represents to the other that the individual or individuals signing this Amendment on its behalf have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

18.Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the Amendment Execution Date.
LANDLORD:
BMR-500 FAIRVIEW AVENUE LLC,
a Delaware limited liability company

By:    /s/ Kevin M. Simonsen
Name:    Kevin M. Simonsen
Title:    Sr. VP, Real Estate Legal

TENANT:
NANOSTRING TECHNOLOGIES, INC.,
a Delaware corporation

By:    /s/ Wayne D. Burns
Name:    Wayne D. Burns
Title:    Sr. VP, Operations & Administration

STATE OF CALIFORNIA        )
)
COUNTY OF     San Diego    )

On June 29, 2016, before me, Fern M. Kissel, Notary Public, personally appeared Kevin M. Simonsen, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

/s/ Fern M. Kissel            [NOTARY SEAL]
Notary Public

STATE OF WASHINGTON        )
) ss.
COUNTY OF King            )

On this 27th day of June, 2016, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn personally appeared Wayne D. Burns, known to me to be the Sr. V.P. of Operations and Administration of NanoString Technologies, Inc., the corporation that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument.
I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.
WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.
/s/ Susan R. Van Den Ameele
Signature
Susan R. Van Den Ameele
Print Name
NOTARY PUBLIC in and for the State of
Washington, residing at Seattle.
My commission expires September 21, 2019.
[NOTARY SEAL]

EXHIBIT A
7TH FLOOR PREMISES
[To be attached]

EXHIBIT B
7TH FLOOR WORK LETTER
This 7th Floor Work Letter (this “Work Letter”) is made and entered into as of the 27th day of June, 2016, by and between BMR-500 FAIRVIEW AVENUE LLC, a Delaware limited liability company (“Landlord”), and NANOSTRING TECHNOLOGIES, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain First Amendment to Lease dated of even date herewith (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease Amendment”), by and between Landlord and Tenant, which amends that certain Lease dated as of December 22, 2014 (as amended by the Lease Amendment and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), by and between Landlord and Tenant, for the Premises located at 500 Fairview Avenue North, Seattle, Washington 98109. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease Amendment.

1.	General Requirements.

1.1    Authorized Representatives.

(a)Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (i) John Moshy as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this Work Letter and (ii) an officer of Landlord as the person authorized to sign any amendments to this Work Letter or the Lease. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative. Landlord may change either Landlord’s Authorized Representative upon one (1) Business Day’s prior written notice to Tenant.

(b)Tenant designates Wayne Burns (“Tenant’s Authorized Representative”) as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon one (1) Business Day’s prior written notice to Landlord.

1.2    Schedule. The schedule for design and development of the 7th Floor Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Tenant (the “Schedule”). Tenant shall prepare the Schedule so that it is a reasonable schedule for the completion of the 7th Floor Tenant Improvements. As soon as the Schedule is completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Schedule shall be approved or disapproved by Landlord within ten (10) Business Days after delivery to Landlord. Landlord’s failure to respond within such ten (10) Business Day period shall be deemed approval by Landlord. If Landlord disapproves the Schedule, then Landlord shall notify Tenant in writing of its objections to such Schedule, and the parties shall confer and negotiate in good faith to reach agreement on the Schedule. The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as provided in this Work Letter.

1.3    Tenant’s Architects, Contractors and Consultants. The architect, engineering consultants, design team, general contractor, general contractor team and subcontractors responsible for the construction of the 7th Floor Tenant Improvements shall be selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. Landlord shall not unreasonably withhold its approval, but may refuse to approve any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony or may not have sufficient experience, in Landlord’s reasonable opinion, to perform work in an occupied Class “A” laboratory research building. All Tenant contracts related to the 7th Floor Tenant Improvements shall provide that Tenant may assign such contracts and any warranties with respect to the 7th Floor Tenant Improvements to Landlord at any time. Landlord hereby consents to Tenant engaging Turner Construction Company as the general contractor, SABA Architects as the architect, and Westlake Consulting Group as Tenant’s project manager for the 7th Floor Tenant Improvements, to the extent Tenant elects to engage such parties in such capacities.

2. 7th Floor Tenant Improvements. All 7th Floor Tenant Improvements shall be performed by Tenant’s contractor, at Tenant’s sole cost and expense (subject to Landlord’s obligations with respect to the 7th Floor TI Allowance (as the same may be adjusted pursuant to the 7th Floor TI Allowance Reallocation Right), the 7th Floor Test Fit Allowance and for costs incurred due to a Change (as defined below) requested by Landlord under Section 2.3(a) of this Work Letter) in accordance with the Approved Plans (as defined below), the Lease and this Work Letter. If Tenant fails to pay, or is late in paying, any sum due to Landlord under Section 8 of the Lease Amendment or this Work Letter, then Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including the right to interest and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same shall be considered Rent. All material and equipment furnished by Tenant or its contractors as the 7th Floor Tenant Improvements shall be new or “like new;” the 7th Floor Tenant Improvements shall be performed in a first-class, workmanlike manner; and the quality of the 7th Floor Tenant Improvements shall be of a nature and character not less than the Building Standard. Tenant shall take, and shall require its contractors to take, commercially reasonable steps to protect the 7th Floor Premises during the performance of any 7th Floor Tenant Improvements, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage.

2.1    Work Plans. Tenant shall prepare and submit to Landlord for approval (such approval to not be unreasonably withheld, conditioned or delayed) schematics covering the 7th Floor Tenant Improvements prepared in conformity with the applicable provisions of this Work Letter (the “Draft Schematic Plans”). The Draft Schematic Plans shall contain sufficient information and detail to accurately describe the proposed design to Landlord and such other information as Landlord may reasonably request. Landlord shall notify Tenant in writing within ten (10) Business Days after receipt of the Draft Schematic Plans whether Landlord approves or objects to the Draft Schematic Plans and of the manner, if any, in which the Draft Schematic Plans are unacceptable. Landlord’s failure to respond within such ten (10) Business Day period shall be deemed approval by Landlord. If Landlord reasonably objects to the Draft Schematic Plans, then Tenant shall revise the Draft Schematic Plans and cause Landlord’s objections to be remedied in the revised Draft Schematic Plans. Tenant shall then resubmit the revised Draft Schematic Plans to Landlord for approval, such approval not to be unreasonably withheld, conditioned or delayed. Landlord’s approval of or objection to revised Draft Schematic Plans and Tenant’s correction of the same shall be in accordance with this Section until Landlord has approved the Draft Schematic Plans in writing or been deemed to have approved them. The iteration of the Draft Schematic Plans that is approved or deemed approved by Landlord without objection shall be referred to herein as the “Approved Schematic Plans.”

2.2    Construction Plans. Tenant shall prepare final plans and specifications for the 7th Floor Tenant Improvements that (a) are consistent with and are logical evolutions of the Approved Schematic Plans and (b) incorporate any other Tenant-requested (and Landlord-approved) Changes (as defined below). As soon as such final plans and specifications (“Construction Plans”) are completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Construction Plans shall be approved or disapproved by Landlord within ten (10) Business Days after delivery to Landlord. Landlord’s failure to respond within such ten (10) Business Day period shall be deemed approval by Landlord. If the Construction Plans are disapproved by Landlord, then Landlord shall notify Tenant in writing of its objections to such Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Construction Plans. Promptly after the Construction Plans are approved by Landlord and Tenant, two (2) copies of such Construction Plans shall be initialed and dated by Landlord and Tenant, and Tenant shall promptly submit such Construction Plans to all appropriate Governmental Authorities for approval. The Construction Plans so approved, and all change orders specifically permitted by this Work Letter, are referred to herein as the “Approved Plans.”

2.3    Changes to the 7th Floor Tenant Improvements. Any changes to the Approved Plans (each, a “Change”) shall be requested and instituted in accordance with the provisions of this Article 2 and shall be subject to the written approval of the non-requesting party in accordance with this Work Letter.

(a)Change Request. Either Landlord or Tenant may request Changes after Landlord approves the Approved Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (i) the Change, (ii) the party required to perform the Change and (iii) any modification of the Approved Plans and the Schedule, as applicable, necessitated by the Change. If the nature of a Change requires revisions to the Approved Plans, then the requesting party shall be solely responsible for the cost and expense of such revisions and any increases in the cost of the 7th Floor Tenant Improvements as a result of such Change; provided that if Tenant requests the Change, then Tenant may utilize the 7th Floor TI Allowance (as the same may be adjusted pursuant to the 7th Floor TI Allowance Reallocation Right). Change Requests shall be signed by the requesting party’s Authorized Representative.

(b)Approval of Changes. All Change Requests shall be subject to the other party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. The non-requesting party shall have five (5) Business Days after receipt of a Change Request to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Change Request. The non-requesting party’s failure to respond within such five (5) Business Day period shall be deemed approval by the non-requesting party.

2.4    Preparation of Estimates. Tenant shall, before proceeding with any Change, using its best efforts, prepare as soon as is reasonably practicable (but in no event more than seven (7) Business Days after delivering a Change Request to Landlord or receipt of a Change Request) an estimate of the increased costs or savings that would result from such Change, as well as an estimate on such Change’s effects on the Schedule. Landlord shall have five (5) Business Days after receipt of such information from Tenant to (a) in the case of a Tenant-initiated Change Request, approve or reject such Change Request in writing, or (b) in the case of a Landlord-initiated Change Request, notify Tenant in writing of Landlord’s decision either to proceed with or abandon the Landlord-initiated Change Request.

3.Completion of 7th Floor Tenant Improvements. Subject to the terms of the Lease and this Work Letter, Tenant, at its sole cost and expense (except for the 7th Floor TI Allowance, as the same may be adjusted pursuant to the 7th Floor TI Allowance Reallocation Right, and the 7th Floor Test Fit Allowance), shall perform and complete the 7th Floor Tenant Improvements in all respects (a) in substantial conformance with the Approved Plans, (b) otherwise in compliance with provisions of the Lease and this Work Letter and (c) in accordance with Applicable Laws, the requirements of Tenant’s insurance carriers, the requirements of Landlord’s insurance carriers (to the extent Landlord provides its insurance carriers’ requirements to Tenant prior to the signing of a contract with the general contractor) and the board of fire underwriters having jurisdiction over the 7th Floor Premises. “Substantial Completion” shall be deemed to have occurred upon Tenant’s providing the following to Landlord: (i) evidence reasonably satisfactory to Landlord that the 7th Floor Tenant Improvements have been paid for in full, which shall be evidenced by the architect’s certificate of completion and the general contractor’s and each subcontractor’s and material supplier’s final unconditional waivers and releases of liens, each in a form reasonably acceptable to Landlord; provided, however, with respect to subcontractors and material suppliers providing less than $50,000 in the aggregate of labor, materials or services, Tenant shall not be required to provide lien waivers and releases so long as the total amount of the unpaid labor, services and materials for all subcontractors for which no lien releases have been obtained, is less than $50,000 in the aggregate, (ii) a certificate of occupancy for the 7th Floor Premises issued by the City of Seattle, if applicable, (iii) a Certificate of Substantial Completion in the form of the American Institute of Architects document G704 or other reasonable form, executed by the project architect and the general contractor, (iv) any and all liens related to the 7th Floor Tenant Improvements have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien, (v) an affidavit from Tenant’s architect certifying that all work performed in, on or about the 7th Floor Premises is substantially in accordance with the Approved Plans, (vi) a complete “as built” drawing print sets, project specifications and shop drawings and electronic CADD files on disc (showing the 7th Floor Tenant Improvements as an overlay on the Building “as built” plans, provided that Landlord provides the Building “as-built” plans to Tenant) of all contract documents for work performed by their architect and engineers in relation to the 7th Floor Tenant Improvements, (vii) a commissioning report prepared by a licensed, qualified commissioning agent hired by Tenant and reasonably acceptable to Landlord for all new or affected mechanical, electrical and plumbing systems, and (viii) such other “close out” materials as Landlord reasonably requests consistent with Landlord’s own requirements for its contractors, such as copies of manufacturers’ warranties, operation and maintenance manuals and the like.

4.Insurance.

4.1    Property Insurance. At all times during the period beginning with commencement of construction of the 7th Floor Tenant Improvements and ending with final completion of the 7th Floor Tenant Improvements, Tenant shall maintain, or cause to be maintained (in addition to the insurance required of Tenant pursuant to the Lease), property insurance coverage with respect to the general contractor’s and any subcontractors’ machinery, tools and equipment. Coverage shall be carried on a primary basis by such general contractor or the applicable subcontractor(s). Tenant agrees to pay any deductible, and Landlord is not responsible for any deductible, for a claim under such insurance, except to the extent caused by Landlord’s negligence or intentional misconduct. Tenant shall use reasonable efforts to require that such property insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord and the Landlord Parties, and shall name Landlord and its affiliates as loss payees as their interests may appear.

4.2    Workers’ Compensation Insurance. At all times during the period of construction of the 7th Floor Tenant Improvements, Tenant shall, or shall cause its contractors or subcontractors to, maintain statutory workers’ compensation insurance as required by Applicable Laws.

5.Liability. Except to the extent caused by Landlord’s negligence or intentional misconduct or covered by property insurance actually carried by Landlord (or that would have been covered by Landlord’s property insurance had Landlord carried the property insurance required under the Lease), Tenant assumes sole responsibility and liability for any and all injuries or the death of any persons, including Tenant’s contractors and subcontractors and their respective employees, agents and invitees, and for any and all damages to property caused by, resulting from or arising out of any act or omission on the part of Tenant, Tenant’s contractors or subcontractors, or their respective employees, agents and invitees in the prosecution of the 7th Floor Tenant Improvements. Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against all Claims due to, because of or arising out of any and all such injuries, death or damage, whether real or alleged, and Tenant and Tenant’s contractors and subcontractors shall assume and defend at their sole cost and expense all such Claims; provided, however, that nothing contained in this Work Letter shall be deemed to indemnify or otherwise hold Landlord harmless from or against liability to the extent caused by Landlord’s negligence or willful misconduct. Any deficiency in design or construction of the 7th Floor Tenant Improvements shall be solely the responsibility of Tenant, notwithstanding the fact that Landlord may have approved of the same in writing.

6.TI Allowance.

6.1    Application of 7th Floor Test Fit Allowance and 7th Floor TI Allowance. Landlord shall contribute the 7th Floor Test Fit Allowance towards the cost of a test fit plan for the 7th Floor Premises, and Landlord shall contribute the 7th Floor TI Allowance toward the costs and expenses incurred in connection with the performance of the 7th Floor Tenant Improvements, all in accordance with Section 8 of the Lease Amendment and this Work Letter. If the entire 7th Floor Test Fit Allowance is not applied toward the cost of the test fit plan, or if the entire 7th Floor TI Allowance (as the same may be adjusted pursuant to the 7th Floor TI Allowance Reallocation Right) is not applied toward or reserved for the costs of the 7th Floor Tenant Improvements, then Tenant shall not be entitled to a credit of such unused portion of the 7th Floor Test Fit Allowance or the 7th Floor TI Allowance. Tenant may apply the 7th Floor Test Fit Allowance for the payment of the test fit plan costs and may apply the 7th Floor TI Allowance for the payment of construction and other costs, in accordance with the terms and provisions of the Lease Amendment and this Work Letter.

6.2    Approval of Budget for the 7th Floor Tenant Improvements. Notwithstanding anything to the contrary set forth elsewhere in this Work Letter or the Lease, Landlord shall not have any obligation to expend any portion of the 7th Floor TI Allowance until Landlord and Tenant shall have approved in writing the budget for the 7th Floor Tenant Improvements (the “Approved Budget”). Prior to Landlord’s approval of the Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with the 7th Floor Tenant Improvements as they become due. Subject to Landlord’s obligations under Section 2.3(a) of this Work Letter regarding costs incurred with respect to any Change requested by Landlord, Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to the 7th Floor Tenant Improvements that exceed the amount of the 7th Floor TI Allowance (as the same may be adjusted pursuant to the 7th Floor TI Allowance Reallocation Right). Landlord shall not unreasonably withhold, condition or delay its approval of any budget for the 7th Floor Tenant Improvements that is proposed by Tenant.

6.3    Fund Requests.

(a)    7th Floor Test Fit Allowance. Upon submission by Tenant to Landlord of an itemized invoice for the test fit plan costs, then Landlord shall, within thirty (30) days following receipt of such invoice, pay to the applicable architect the amount of the test fit plan costs, up to the amount of the 7th Floor Test Fit Allowance.
(b)    7th Floor TI Allowance. Tenant may periodically (but no more frequently than monthly) submit written requests for disbursements of the 7th Floor TI Allowance. Each request for funding (a “Fund Request”) shall include the following: (i) the total amount of the 7th Floor TI Allowance requested, (ii) a summary of the 7th Floor Tenant Improvements performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect or other reasonable form, (iii) invoices from the general contractor, the architect, and any subcontractors, material suppliers and other parties requesting payment with respect to the amount of the 7th Floor TI Allowance then being requested, (iv) unconditional lien releases from the general contractor and each subcontractor and material supplier with respect to previous payments made by either Landlord or Tenant for the 7th Floor Tenant Improvements in a form reasonably acceptable to Landlord and complying with Applicable Laws and (v) conditional lien releases from the general contractor and each subcontractor and material supplier with respect to the 7th Floor Tenant Improvements performed that correspond to the Fund Request, each in a form reasonably acceptable to Landlord and complying with Applicable Laws; provided, however, for purposes of clauses (iv) and (v) above, with respect to subcontractors and material suppliers providing less than $50,000 in the aggregate of labor, materials or services, Tenant shall not be required to provide lien releases so long as the total amount of the unpaid labor, services and materials for all subcontractors for which no lien releases have been obtained, is less than $50,000 in the aggregate. Within thirty (30) days following receipt by Landlord of a Fund Request and the accompanying materials required by this Section, Landlord shall pay to (as elected by Tenant) the applicable contractors, subcontractors and material suppliers or Tenant the amount of 7th Floor Tenant Improvement costs set forth in such Fund Request; provided, however, that Landlord shall not be obligated to make any payments under this Section until the budget for the 7th Floor Tenant Improvements is approved in accordance with Section 6.2, and any Fund Request under this Section shall be subject to the payment limits set forth in Section 6.2 above and Section 8 of the Lease Amendment.
6.4    Accrual Information. In addition to the other requirements of this Section 6, Tenant shall, no more often than once every calendar quarter during construction of the 7th Floor Tenant Improvements, provide Landlord with a written summary of all work performed by Tenant or its agents, employees or contractors for which a Fund Request has not yet been issued to Landlord, including the following: the amount that Tenant will seek from Landlord related to such work and the dates on which such work was performed. Such information shall be provided to Landlord within ten (10) Business Days after Landlord’s request therefor.

7.Miscellaneous.

7.1    Incorporation of Lease Provisions. Sections 17.1 through 17.3, Section 17.5, Sections 17.7 through 17.10, and Sections 40.6 through 40.20 of the Existing Lease are incorporated into this Work Letter by reference, and shall apply to this Work Letter in the same way that they apply to the Lease.

7.2    General. Except as otherwise set forth in the Lease Amendment or this Work Letter, this Work Letter shall not apply to improvements performed in any additional premises added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise; or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the original Term, whether by any options under the Lease or otherwise, unless the Lease or any amendment or supplement to the Lease expressly provides that such additional premises are to be delivered to Tenant in the same condition as the 7th Floor Premises.
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IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.
LANDLORD:
BMR-500 FAIRVIEW AVENUE LLC,
a Delaware limited liability company
By:    /s/ Kevin M. Simonsen
Name:    Kevin M. Simonsen
Title:    Sr. VP, Real Estate Legal
TENANT:
NANOSTRING TECHNOLOGIES, INC.,
a Delaware corporation
By:    /s/ Wayne D. Burns
Name:    Wayne D. Burns
Title:    Sr. VP, Operations & Administration

EXHIBIT B-1
TENANT WORK INSURANCE SCHEDULE
Tenant shall be responsible for requiring all of Tenant contractors doing construction or renovation work or other Tenant Work to purchase and maintain such insurance as shall protect it from the claims set forth below which may arise out of or result from any Tenant Work whether such Tenant Work is completed by Tenant or by any Tenant contractors or by any person directly or indirectly employed by Tenant or any Tenant contractors, or by any person for whose acts Tenant or any Tenant contractors may be liable:
1.    Claims under workers’ compensation, disability benefit and other similar employee benefit acts which are applicable to the Tenant Work to be performed.
2.    Claims for damages because of bodily injury, occupational sickness or disease, or death of employees under any applicable employer’s liability law.
3.    Claims for damages because of bodily injury, or death of any person other than Tenant’s or any Tenant contractors’ employees.
4.    Claims for damages insured by usual personal injury liability coverage which are sustained (a) by any person as a result of an offense directly or indirectly related to the employment of such person by Tenant or any Tenant contractors or (b) by any other person.
5.    Claims for damages, other than to the Tenant Work itself, because of injury to or destruction of tangible property, including loss of use therefrom.
6.    Claims for damages because of bodily injury or death of any person or property damage arising out of the ownership, maintenance or use of any motor vehicle.
Tenant contractors’ Commercial General Liability Insurance shall include premises/operations (including explosion, collapse and underground coverage if such Tenant Work involves any underground work), elevators, independent contractors, products and completed operations, and blanket contractual liability on all written contracts, all including broad form property damage coverage.
Tenant contractors’ Commercial General, Automobile, Employers and Umbrella Liability Insurance shall be written for not less than limits of liability as follows:

a.Commercial General Liability: Bodily Injury and Property Damage	Commercially reasonable amounts, but in any event no less than $1,000,000 per occurrence and $2,000,000 general aggregate, with $2,000,000 products and completed operations aggregate.
b.Commercial Automobile Liability: Bodily Injury and Property Damage	$1,000,000 per accident
c.Employer’s Liability: Each Accident Disease - Policy Limit Disease - Each Employee	$500,000 $500,000 $500,000
d.Umbrella Liability: Bodily Injury and Property Damage	Commercially reasonable amounts (excess of coverages a, b and c above), but in any event no less than $5,000,000 per occurrence / aggregate.

All subcontractors for Tenant contractors shall carry the same coverages and limits as specified above, unless different limits are reasonably approved by Landlord. The foregoing policies shall contain a provision that coverages afforded under the policies shall not be canceled or not renewed until at least thirty (30) days’ prior written notice has been given to the Landlord. Certificates of insurance including required endorsements showing such coverages to be in force shall be filed with Landlord prior to the commencement of any Tenant Work and prior to each renewal. Coverage for completed operations must be maintained for the lesser of ten (10) years and the applicable statue of repose following completion of the Tenant Work, and certificates evidencing this coverage must be provided to Landlord. The minimum A.M. Best’s rating of each insurer shall be A- VII. Landlord and its affiliates and their respective lenders and mortgagees shall be named as an additional insureds under Tenant contractors’ Commercial General Liability, Commercial Automobile Liability and Umbrella Liability Insurance policies as respects liability arising from work or operations performed, or ownership, maintenance or use of autos, by or on behalf of such contractors. Each contractor and its insurers shall provide waivers of subrogation with respect to any claims covered or that should have been covered by valid and collectible insurance, including any deductibles or self-insurance maintained thereunder.
If any contractor’s work involves the handling or removal of asbestos (as determined by Landlord in its sole and absolute discretion), such contractor shall also carry Pollution Legal Liability insurance. Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage, including physical injury to or destruction of tangible property (including the resulting loss of use thereof), clean-up costs and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the 7th Floor Term Commencement Date, and coverage is continuously maintained during all periods in which Tenant occupies the Premises. Coverage shall be maintained with limits of not less than $1,000,000 per incident with a $2,000,000 policy aggregate.

EXHIBIT C
7TH FLOOR TI ALLOWANCE REALLOCATION AGREEMENT
THIS 7TH FLOOR TI ALLOWANCE REALLOCATION AGREEMENT (this “Agreement”) is entered into as of this 27th day of June, 2016, by and between BMR-500 FAIRVIEW AVENUE LLC, a Delaware limited liability company (“Landlord”), and NANOSTRING TECHNOLOGIES, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain First Amendment to Lease dated of even date herewith (the “Lease Amendment”), by and between Landlord and Tenant, which amends that certain Lease dated as of December 22, 2014 (as amended by the Lease Amendment, and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), by and between Landlord and Tenant, for the Premises located at 500 Fairview Avenue North, Seattle, Washington 98109. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease Amendment.
RECITALS
A.WHEREAS, pursuant to the Lease Amendment, Landlord has agreed to contribute a tenant improvement allowance in the amount of Two Million Four Hundred Seventy Two Thousand Nine Hundred Eighty and 15/100 Dollars ($2,472,980.15) (the “7th Floor TI Allowance”) to be used for the construction of certain tenant improvements (the “7th Floor Tenant Improvements”) in the 7th Floor Premises by Tenant; and

B.WHEREAS, pursuant to the Lease, Landlord has agreed to contribute a tenant improvement allowance in the amount of Two Million Five Hundred Ninety Thousand Five Hundred Ten and No/100 Dollars ($2,590,510.00) (the “Original Premises TI Allowance”) to be used for the construction of certain tenant improvements (the “Original Premises Tenant Improvements”) in the Original Premises by Tenant; and

C.WHEREAS, Tenant has requested, and Landlord has agreed to grant to Tenant, the 7th Floor TI Allowance Reallocation Right (as defined below), on the terms and conditions set forth in the Lease Amendment and in this Agreement.
D.
AGREEMENT
NOW, THEREFORE, Landlord and Tenant, in consideration of the Recitals set forth above which are incorporated herein by this reference, and in consideration of mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:
1.Reallocation of TI Allowance. If the cost of the 7th Floor Tenant Improvements exceeds the amount of the 7th Floor TI Allowance, then Tenant shall have the right (the “7th Floor TI Allowance Reallocation Right”) to reallocate all or a portion of any unused Original Premises TI Allowance to pay such excess cost of the 7th Floor Tenant Improvements up to three (3) times (subject to the limitations set forth in the Lease and this Agreement), provided, however, that all of the following conditions must be satisfied at the time that Tenant exercises the 7th Floor TI Allowance Relocation Right:

(a)Tenant shall have expended all of the 7th Floor TI Allowance;

(b)No later than the TI Deadline for the Original Premises TI Allowance, Tenant shall have delivered to Landlord a written request to reallocate a portion of the unused Original Premises TI Allowance to pay the remaining cost to complete the construction of the 7th Floor Tenant Improvements, setting forth the amount of the Original Premises TI Allowance that Tenant desires to reallocate (the “7th Floor Reallocated TI Allowance Amount”); and

(c)Tenant shall not be in default beyond any applicable notice and cure periods under the Lease.

2.Effect of 7th Floor TI Allowance Reallocation. Immediately upon Tenant’s exercise of the 7th Floor TI Allowance Reallocation Right in accordance with Section 1 above, (a) the Original Premises TI Allowance shall be reduced by the 7th Floor Reallocated TI Allowance Amount, and Landlord shall have no further obligation to fund the 7th Floor Reallocated TI Allowance Amount for the performance of the Original Premises Tenant Improvements, and (b) the 7th Floor TI Allowance shall be increased by the 7th Floor Reallocated TI Allowance Amount, and Landlord shall be obligated to disburse the 7th Floor Reallocated TI Allowance Amount to pay the cost of the 7th Floor Tenant Improvements in accordance with and subject to the limitations of the Lease Amendment and this Agreement.

3.Time of the Essence. Time shall be of the essence with respect to Tenant’s exercise of the 7th Floor TI Allowance Reallocation Right. Tenant acknowledges that it would be inequitable to require Landlord to allow any reallocation of the Original Premises TI Allowance after the TI Deadline for the Original Premises TI Allowance. The period of time within which Tenant may exercise the 7th Floor TI Allowance Reallocation Right shall not be extended or enlarged by reason of Tenant’s inability to exercise the 7th Floor TI Allowance Reallocation Right due to a failure of any of the conditions set forth in Section 1 above.

4.TI Deadline. Landlord and Tenant hereby acknowledge that the TI Deadline for the Original Premises TI Allowance is February 12, 2017.

5.Incorporation of Lease Provisions. Sections 40.6 through 40.19 of the Existing Lease are incorporated into this Agreement by reference, and shall apply to this Agreement in the same way that they apply to the Lease.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement to be effective on the date first above written.
LANDLORD:
BMR-500 FAIRVIEW AVENUE LLC,
a Delaware limited liability company
By:    /s/ Kevin M. Simonsen
Name:    Kevin M. Simonsen
Title:    Sr. VP, Real Estate Legal
TENANT:
NANOSTRING TECHNOLOGIES, INC.,
a Delaware corporation
By:    /s/ Wayne D. Burns
Name:    Wayne D. Burns
Title:    Sr. VP, Operations & Administration

EXHIBIT D
LANDLORD IMPROVEMENTS
The work described in this Exhibit to be completed by Landlord (collectively, the “Landlord Improvements”) shall be performed by Landlord at Landlord’s sole cost. To the extent such improvements are required to meet the requirements of this Exhibit, such improvements shall be part of the Landlord Improvements and will not be deducted from the 7th Floor TI Allowance or passed through as an Operating Expense. This shall include any hidden conditions that may be discovered during execution of the either the Landlord Improvements or the 7th Floor Tenant Improvements.

1.	GENERAL INFORMATION

a.	Occupancy Type: B (Lab/Office)

b.	Number of Floors: 7+ Mechanical Penthouse + 2 ½ level garage

c.	Building Area: approximately 122,702 rentable square feet

d.	Floor Dimension: approximately 170’ x 98

e.	Floor to Floor: 16’-0” (Level 1); minimum 14’-0” (Levels 2-7)

2.	SYSTEMS

a.	Perimeter Interior Wall: Landlord to provide perimeter window stool trim/sill material for install by Tenant.

b.	Restrooms: Men's and women's restrooms at 7th Floor Premises as-is.

c.	Parking Ratio: approximately 1.0 / 1,000.

3.	STRUCTURE

a.	Construction Type: Reinforced Concrete

b.	Bay Size: approximately 21’ x 31'

c.	Floor Loads: 100 psf live load.

d.	Floor Levelness: Ff35 (25 local) and Fl 25 (15 local)

e.
Floor Sleeves: Landlord to provide floor plan which identifies engineered zones for future floor penetrations. All penetrations to be performed by Tenant and must be submitted to Landlord for review and approval.

4.	MEPFP

a.	Water: 4” service

b.
Fire protection and life safety: Per NFPA 13 and City of Seattle Fire Code. Includes 6” fire service with onsite fire storage tank and fire pump. For the 7th Floor Premises, system includes, where applicable, a main loop and secondary distribution installed through or below bottom of floor framing, sized to handle open space plan layout. Routing of piping will be tight to core and shell structure, where possible.

c.	Switchboards: One (1) 3000A, three (3) 800A, and one (1) 400A.

d.	Base-building Switchgear: included

e.
Shaft space: dedicated for tenant use per the attached Proposed Shaft Allocation Plan (see Exhibit D-1). The Proposed Shaft Allocation Plan is subject to change, however Landlord will provide Tenant with substantially the same amount of supply air and exhaust shafts as are shown on the Proposed Shaft Allocation Plan.

5.	VENTILATION AND AIR DISTRIBUTION SYSTEM

a.
Air handling units: The 7th Floor Premises will receive up to 20,000 cfm via a system that is shared across multiple floors of the Building. Units are 100% outside-air type, suitable for lab build-out. The system also includes a run-around glycol heat recovery coil, cooling coil, heating coil and final filtration.

b.
Air distribution: The system supplies and exhausts air into duct mains installed on the roof. Supply and exhaust ductwork is routed from the duct mains down shafts and extended to the 7th Floor Premises and capped. The system is designed for Tenant Improvement supply and exhaust ductwork to be looped, interconnecting the shafts.

c.	Dampers: Fire smoke dampers are included at all supply and return air branch terminations at shafts. Control dampers will be provided by Tenant.

d.
Fume Exhausts. See Proposed Shaft Allocation and Proposed Roof Allocation plans, attached as Exhibits D-1 and D-2 respectively. All fume exhaust requirements are Tenant’s responsibility to design, procure, and install as part of Tenant Improvements.

6.	HEATING SYSTEM

a.	Boilers: The 7th Floor Premises will receive 50gpm, 140F in, 110F out hot water via a system that is shared across multiple floors of the Building.

b.	Hot water distribution: Hot water reheat distribution will be capped and valved at the 7th Floor Premises.

c.	Heating System. Heating system is designed to a low of ASHRAE 99.6%/24F. 18 ˚F outside design temperature will be accomplished by the backup boiler and control system programming.

7.
VARIABLE REFRIGERANT FLOW (VRF) SYSTEM: Space is allocated on the roof and in the shafts for installed VRF units, ducting and piping. Landlord will reimburse Tenant for up to 24 Tons of roof top VRF equipment and piping to the floor. Tenant to provide indoor unit, complete refrigeration piping from shaft to units, controls and electrical during buildout. Tenant shall be responsible for designing and permitting complete VRF system. See Proposed Shaft Allocation and Proposed Roof Allocation plans attached as Exhibits D-1 and D-2 respectively. The Proposed Shaft Allocation Plan and the Proposed Roof Allocation Plan are subject to change, however Landlord will provide Tenant with substantially the same amount of supply air and exhaust shafts as are shown on the Proposed Shaft Allocation Plan and substantially the same amount of roof allocations as are shown on the Proposed Roof Allocation Plan.

8.	COOLING SYSTEM: Cooling system is designed to a high of ASHRAE 0.4%/86.1F. 95˚F outside design temperature will be accomplished by the backup chiller and control system programming.

9.	HVAC CONTROLS

a.	System: Includes a head-end DDC system to control the air handling units, boilers, chillers and pumps with dedicated capacity for 40 Tenant devices. Local control panels will be provided by Tenant.

b.
Integration: Tenant’s controls are to integrate with the base Building head-end DDC system. Graphics and programming of Tenant Improvement controls are a Tenant cost as a part of the Tenant Improvement work.

10.	WATER

a.	Domestic hot water and cold water: Mains are capped and valved at 7th Floor Premises for Tenant use.

b.
Non-Potable hot and cold water: Non-Potable Lab Water and Emergency Eyewash/shower to utilize domestic water risers at the 7th Floor Premises. All piping, accessory equipment, devices, and heating will be provided by Tenant.

All water systems are to be stubbed outside of shaft or located in accessible area within corridors.

11.	WASTE NEUTRALIZATION: Such system will be provided by Tenant. Waste neutralization needs to occur before connecting to base Building piping systems.

12.
POWER: The 7th Floor Premises will have one (1) dedicated 277/480V 600amp panel for normal power. The rooftop/mechanical penthouse will have a 277/480V, 1200amp main panel, of which Tenant will have dedicated use of Tenant’s Pro Rata Share, with a sub-panel to be provided by Tenant.

13.	FIRE ALARM: The fire alarm panel has dedicated capacity for 150 addressable devices for Tenant’s use.

14.
TENANT STANDBY GENERATOR: The Landlord system includes a 750kW generator located in the basement, basement distribution panels, vertical bus duct, one (1) 150amp, 277/480V distribution panel dedicated for Tenant’s use in the 7th Floor Premises, of which Tenant will have dedicated use of Tenant’s Pro Rata Share, with a sub-panel to be provided by Tenant.

15.	TELECOM: A raceway from the base Building main panel to a coordinated tenant IDF location within the 7th Floor Premises is dedicated for Tenant’s use.

16.	SECURITY: Tenant is responsible for providing, installing, and maintaining security system within the 7th Floor Premises.

17.	WINDOW COVERINGS: To be provided by Landlord in accordance with Building standard.

EXHIBIT - D-1
PROPOSED SHAFT ALLOCATION PLANS
[See attached]

EXHIBIT D-1

500 Fairview
Tenant Allocation Shaft Schedule
12/7/2015

RUSHING

SHAFT ALLOCATION SCHEDULE

SHAFT ID	TENANT	ALLOCATION	SERVICE	SIZE WIDTH	SIZE LENGTH	NOTES
NORTHEAST SHAFT						
A1	CORE & SHELL	CS	PIPING	-	-	1
A2	-	TI LEVEL B-L2	PIPING	-	-	2
A3	-	TI LEVEL L3-L5	PIPING	-	-	2
A4	-	TI LEVEL L6-L7	PIPING	-	-	2
A5	CORE & SHELL	CS	DUCTWORK	18	18	GLASSWASH
B2	-	TI LEVEL 2	DUCTWORK	60	36	
B3	NANOSTRING	TI LEVEL 3	DUCTWORK	60	36	
B4	NOVO NORDISK	TI LEVEL 4	DUCTWORK	60	48	
B5	-	TI LEVEL 5	DUCTWORK	36	60	
B6	-	TI LEVEL 6	DUCTWORK	36	60	
NORTH CENTRAL SHAFT						
C1	CORE & SHELL	CS	SUPPLY DUCT	60	50	
C2	CORE & SHELL	CS	EXHAUST DUCT	72	47	
NORTHWEST SHAFT						
D1	CORE & SHELL	CS	EXHAUST DUCT	60	48	
D3	CORE & SHELL	CS	SUPPLY DUCT	48	45	
SOUTHEAST SHAFT						
E1	CORE & SHELL	CS	ROOF DRAINS	24	36	
E2	NOVO NORDISK	TI LEVEL 1	EXHAUST DUCT	60	96	
E3	NOVO NORDISK	TI LEVEL 4	DUCTWORK	24	24	
E4	-	TI LEVEL 1	CHWS/R	36	24	
SOUTH CENTRAL SHAFT						
F1	CORE & SHELL	CS	EXHAUST DUCT	108	42	
F2	CORE & SHELL	CS	SUPPLY DUCT	108	42	
SOUTHWEST SHAFT						
G1	-	RETAIL TI L1	EXHAUST DUCT	60	36	
G2	-	TI LEVEL B	VRF PIPING	24	12	
G3	CORE & SHELL	CS	VRF PIPING	24	12	
G4	-	TI LEVEL 2	VRF PIPING	24	12	
G5	NANOSTRING	TI LEVEL 3	VRF PIPING	24	12	
G6	NOVO NORDISK	TI LEVEL 4	VRF PIPING	48	12	
G7	-	TI LEVEL 5	VRF PIPING	24	12	
G8	-	TI LEVEL 6	VRF PIPING	24	12	
G9	-	TI LEVEL 7	VRF PIPING	24	12	

NOTES:
1: CORE SHELL PIPING LAYOUT VARIES BY FLOOR. FIELD VERIFY.
2: TENANT ALLOCATION LOCATION/SPACE FOR PIPING FOR FUTURE TENANTS NEGOCIATED AS NEED AS PART OF TENANT LEASE.

# 500 FAIRVIEW - NORTH SHAFT

SHAFT A4: PIPING FOR L6 AND L7 TENANTS
FIELD VERIFY LOCATION OF HHWS/R PIPING
SLEEVE FOR TENANT FIBER BACKBONE FROM L1 TO TENANT FLOOR
TOP TO BOTTOM SLEEVES ARE DESIGNATED BY FLOOR AS FOLLOWS:
LEVEL 2
LEVEL 3
LEVEL 4
LEVEL 5
LELEL 6
A4
A1: CS 56 sf
A3:TI-L3-L5 8 sf
A2:TI-B-L2 8 sf
B5:TI-L5 15 sf
B6:TI-L6 15 sf
B2:TI-L2 15 sf
B3:TI-L3 15 sf
C2: CS 23 sf
C1: CS 21 sf
D1: CS 25 sf
D3: CS 24 sf
ELEC 707
TENANT ELEC 706
IDF 705
ELEVATOR 4
ELEVATOR 5
ELEVATOR 6
ELEV LOBBY 704
STAIR 2 7S02
LABORATORY/RE
701
703
702

EXHIBIT - D-2
PROPOSED ROOF ALLOCATION PLANS
[See attached]

# 500 FAIRVIEW - NORTH SIDE OF ROOF

SPACE ON WALLS RESERVED FOR TENANT ELECTRICAL PANELS. COORDINATE SPACE AS REQUIRED WITH BMR
TENANT ALLOCATION FOR VRF CONDENSING UNITS COORDINATE UNIT SPACING AND PENETRATIONS THROUGH ROOF TO L7 WITH BMR
SPECIALTY EXHAUST FAN LOCATION
BOILER RM
ELEV OVER-RUN
ELEV. CONTROL RM
803
HALL
801
B1
B2
B3
B4
B5
B6
B7
C1
C2
C3
C4
C5
C6
C7
C8
C9
A1: TI 23 sf
A1:CS 40 sf
C2: CS 23 sf
C1: CS 21 sf
D1: CS 26 sf
D3: CS 24 sf
B5:TI-L5 15 sf
B2:TI-L2 15 sf
B4:TI-L6 15 sf
B3:TI-L3 15 sf